PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS SECOND QUARTER RESULTS

QUAKERTOWN, PA (19 July 2006) QNB Corp. (OTC Bulletin Board: QNBC), the parent company of The Quakertown National Bank (QNB), reported net income for the second quarter of 2006 of $1,302,000, or $.41 per share on a diluted basis. This compares to net income of $483,000, or $.15 per share on a diluted basis, for the same period in 2005. Net income for the first six months of 2006 was $2,980,000, or $.94 per share diluted, an increase from the $2,402,000, or $.76 per share diluted, for the comparable period in 2005.

Total assets at June 30, 2006 were $591,492,000, an increase of 2.9 percent from total assets of $574,544,000 at June 30, 2005. Over this same time period, total loans increased $59,648,000, or 21.8 percent, while total deposits increased $4,635,000, or 1.0 percent. The strong growth in loans was funded by reducing investment securities. Investment securities totaled $215,787,000 at June 30, 2006, down from $257,950,000 at June 30, 2005.

“I am pleased with our continued strong growth in loans, especially loans to small businesses”, said Thomas J. Bisko, President and Chief Executive Officer. “The recent opening of the commercial loan center demonstrates our sincere interest in and commitment to building strong relationships with the businesses in our communities. This growth in loans also helped offset some of the pressure on the net interest margin resulting from higher funding costs.”

The results for the three and six month periods in 2005 were impacted by a $1,253,000 unrealized loss as an other-than-temporary impairment related to certain Fannie Mae (FNMA) and Freddie Mac (FHLMC) preferred stock issues recorded in accordance with U.S. generally accepted accounting principles (GAAP). On an after-tax basis the impairment charge was approximately $1,017,000. QNB established a $190,000 valuation allowance to offset a portion of the tax benefits associated with the write-down of these securities because such tax benefits may not be realizable. During the first quarter of 2006, QNB sold its preferred stock holdings and recorded a gain of $451,000 on the carrying value of those issues that had previously been impaired. In addition, during the first half of 2006, QNB realized capital gains which allowed a reversal of $86,000 of the tax valuation allowance provided in 2005.

Net interest income decreased $81,000, or 2.0 percent, when comparing the quarters ended June 30, 2006 and 2005 as the net interest margin declined 10 basis points from 3.28 percent for the second quarter of 2005 to 3.18 percent for the same period in 2006. Funding costs for deposits and borrowed money continued to increase to a greater degree than the rate on earning assets. Contributing to this difference is the interest rate environment over the past year as short-term interest rates have increased at a much faster pace than mid- and long-term interest rates resulting in a flat to inverted yield curve. The strong competition for loans and deposits, as well as the structure of QNB’s balance sheet has also contributed to the decline in the net interest margin. The strong growth in loans has helped partially offset the impact of the higher funding costs.

Loan growth coupled with a slight increase in non-performing loans, prompted a second quarter 2006 provision for loan losses of $45,000. There was no provision for loan losses during the second quarter of 2005.

Total non-interest income for the three months ended June 30, 2006 was $951,000, a $130,000 or 12.0%, decline from the $1,081,000, excluding the $1,253,000 impairment charge, recorded during the second quarter of 2005. Included in non-interest income during the second quarter of 2005 were two non-operating items; insurance proceeds of $61,000 and a sales tax refund of $45,000. In addition, as a result of rising interest rates, mortgage activity has slowed and gains on the sale of residential mortgages declined by $49,000 when comparing the two quarters.

Total non-interest expense decreased $34,000, or 1.0 percent, to $3,282,000 for the three month period ended June 30, 2006 compared to the same period in 2005. Lower personnel expense was the primary factor for the decline in non-interest expense.

QNB Corp. offers commercial and retail banking services through the eight banking offices of its subsidiary, The Quakertown National Bank. In addition, QNB provides retail brokerage and wealth management services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.

QNB CORP.
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
INCOME:
Total interest income	$7,828	$6,956	$15,255	$13,715
Total interest expense	3,798	2,845	7,239	5,519
Net interest income	4,030	4,111	8,016	8,196
Provision for loan losses	45	-	45	-
Total non-interest income	951	(172)	2,159	1,497
Total non-interest expense	3,282	3,316	6,518	6,552
Income before income taxes	1,654	623	3,612	3,141
Provision for income taxes	352	140	632	739
Net income	$1,302	$483	$2,980	$2,402

NET INCOME PER SHARE:
Basic	$0.42	$0.16	$0.95	$0.77
Diluted	0.41	0.15	0.94	0.76
Dividends	0.21	0.195	0.42	0.39

SELECTED PERIOD END BALANCES:
Total assets	$591,492	$574,544
Federal funds sold	-	2,442
Investments	215,787	257,950
Loans held-for sale	-	433
Total loans	332,650	273,002
Allowance for loan losses	2,549	2,585
Deposits	462,588	457,953
Borrowed funds	79,713	67,313
Shareholders' equity	46,510	47,085

SELECTED RATIOS:
Return on average assets	.89%	.33%	1.03%	.83%
Return on average shareholders' equity	10.57%	4.15%	12.29%	10.49%
Net interest margin-tax equivalent	3.18%	3.28%	3.22%	3.29%
Efficiency ratio-tax equivalent	61.49%	76.88%	59.74%	62.80%
Average shareholders' equity to total average assets	8.39%	7.99%	8.38%	7.92%
Nonperforming assets to total assets	.02%	.00%
Allowance as a % of loans	.77%	.95%

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Contact:	Thomas J. Bisko
215-538-5612
tbisko@qnb.com